CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Reno Air, Inc. for the registration of 1,436,000 shares of Series A preferred stock and up to 4,162,318 shares of common stock issuable upon conversion of the preferred stock, and to the incorporation by reference therein of our report dated February 13, 1998, with respect to the financial statements of Reno Air, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                             /s/Ernst & Young LLP

Reno, Nevada
March 25, 1998